EXHIBIT 99.1

AntriaBio Announces New Product Candidate, AB301, a Weekly GLP-1 Agonist and Basal
Insulin Combination, for Type 2 Diabetes

LOUISVILLE, CO – 09/16/15 – AntriaBio, Inc. (“AntriaBio” or the “Company”) (OTCQB: ANTB), a biopharmaceutical corporation developing novel extended release therapies, announced the addition of a new product candidate to its product development pipeline.

As a potential treatment for patients with type 2 diabetes, AB301, is a weekly injectable combination of a pegylated human glucagon-like peptide-1 (GLP-1) agonist and AB101, AntriaBio’s basal insulin lead product candidate. In vitro and in vivo studies completed to date indicate that AB301 has the potential to be a well-tolerated, effective therapy for type 2 diabetes.

“Our extended release platform is extremely versatile, providing us with the flexibility to develop a range of differentiated long-acting injectable therapies, said Sankaram Mantripragada, Ph.D., Chief Scientific Officer of AntriaBio. “I am delighted by the team’s efforts in successfully formulating a weekly GLP-1 agonist and basal insulin combination, which is a significant milestone in the development of insulin therapies.”

“We strongly believe there is a potential advantage of combining a GLP-1 agonist with basal insulin to complement glycemic control while attenuating weight gain and hypoglycemic risk,” said Brian Roberts, M.D., Vice President of Clinical Development of AntriaBio. “The potential for combination of these two important therapies in a convenient weekly injection is particularly exciting. If we are successful in its development, we are hopeful AB301 can one day become another approach for initiating insulin therapy in patients with type 2 diabetes.”

AntriaBio is currently engaged in additional ongoing preclinical studies of AB301.

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company that develops novel extended release therapies by combining proprietary formulation and manufacturing capabilities with well-known molecules to significantly improve standards of care. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a $11 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
(650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio, Inc.